Exhibit 4.4

EXECUTION VERSION

FOURTH AMENDMENT AND CONSENT TO CREDIT AGREEMENT

This Fourth Amendment and Consent to Credit Agreement, dated the 30th day of January, 2015, by and among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the Credit Agreement (as defined below)), the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) from time to time party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”) (the “Fourth Amendment”).

W I T N E S S E T H:

WHEREAS, the Administrative Borrower, each Co-Borrower, the Guarantors, the Lenders party thereto, the Co-Collateral Agents (as defined in the Credit Agreement), the Agent, the Swingline Lender (as defined in the Credit Agreement), the Issuing Bank (as defined in the Credit Agreement), the Arranger (as defined in the Credit Agreement) and the Syndication Agent (as defined in the Credit Agreement) entered into that certain Credit Agreement, dated as of April 15, 2014 (as amended by that certain First Amendment to Credit Agreement, dated July 29, 2014, as further amended by that certain Second Amendment to Credit Agreement, dated September 15, 2014, as further amended by that certain Third Amendment to Credit Agreement, dated October 28, 2014, and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders, the Swingline Lender and the Issuing Bank, as applicable, agreed to extend credit to Borrowers (as defined in the Credit Agreement); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent and the Required Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Amendments. The effective date of this Fourth Amendment shall be the date on which this Fourth Amendment becomes effective in accordance with Section 4 below (the “Effective Date”). As of the Effective Date, the Credit Agreement is amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Fourth Amendment Closing Date” shall mean January 23, 2015.

(b) The definition of “Equipment Reserve” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Equipment Reserve” shall mean, at any time of determination, an amount equal to the Net Book Value of all Equipment listed on the most recently delivered Schedule 1.01(g); provided, however, that on the Equipment Reserve Release Date, the Equipment Reserve shall automatically be reduced to $0.00.

(c) The definition of “Equipment Reserve Release Date” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Equipment Reserve Release Date” shall mean the first day immediately after the day all Equipment Utilization Agreements are terminated and all obligations of Contractor and Bank (as each term is defined in each Equipment Utilization Agreement), and all rights of Surety (as defined in each Equipment Utilization Agreement), are terminated and released.

(d) The definition of “Equipment Utilization Agreement” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Equipment Utilization Agreement” and “Equipment Utilization Agreements” shall mean (i) that certain Equipment Utilization Agreement entered into by and among Administrative Borrower, Travelers Casualty and Surety Company of America and Co-Collateral Agents, dated as of September 15, 2014, (ii) that certain Equipment Utilization Agreement entered into by and among Administrative Borrower, Liberty Mutual Insurance Company and Co-Collateral Agents, dated as of January 30, 2015 and (iii) any other equipment utilization agreement or similar agreement, contract, undertaking or instrument entered into among any Borrower, Co-Collateral Agents and any other Person that may issue to any Borrower surety bonds or other instruments or suretyship, in form and substance satisfactory to Co-Collateral Agents in their sole discretion.

(e) Section 5.18 is hereby amended and restated in its entirety as follows:

Section 5.18 Equipment Schedule. Until the Equipment Reserve Release Date occurs, deliver to Agent a new Schedule 1.01(g) on each of the following dates, with each such Schedule 1.01(g) indicating all Equipment which is, as of such date, subject to an Equipment Utilization Agreement and the Net Book Value thereof:

(a) On each date on which a Borrowing Base Certificate is required to be delivered hereunder; and

(b) On the date which is five (5) Business Days after entering into any surety bond agreement, bonded receivables agreement, equipment utilization agreement or similar agreement, contract, undertaking or instrument of guaranty pursuant to which any Person shall issue any Borrower surety bonds or other instruments of suretyship.

Each Lender consents to the amendment from time to time of Schedule 1.01(g) in the manner described in this Section 5.18.

3. Reserved.

4. Conditions to Effectiveness. The provisions of Section 2 of this Fourth Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a) this Fourth Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b) payment of all fees and expenses owed to the Lenders, the Agent and the Agent’s counsel in connection with this Fourth Amendment; and

(c) such other documents as may be reasonably requested by the Agent.

The authorization of the Agent and the Lenders to release their executed signature page for this Fourth Amendment shall constitute their acknowledgment that all of the above conditions have been satisfied.

5. Reaffirmation. The Loan Parties hereby reconfirm and reaffirm that each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this Fourth Amendment (or, to the extent any such representations or warranties relate to an earlier date, such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

6. Security Grant. The Loan Parties acknowledge and agree that at all times the Security Documents continue to secure prompt payment when due of the Obligations and the Guarantees remain in full force and effect.

7. Representations and Warranties. Each Loan Party hereby represents and warrants to the Lenders and the Agent that (i) this Fourth Amendment and the transactions to be entered into by each Loan Party in connection herewith are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (ii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate the Organizational Documents of any Loan Party or any material Legal Requirement in any material respect; and (iii) this Fourth Amendment, the Credit Agreement and the other Loan Documents executed or to be executed by the Loan Parties in connection herewith or therewith, when executed by such Loan Party, will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Loan Parties represent and warrant that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery and effectiveness of this Fourth Amendment or the performance or observance of any provision hereof and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Loan Documents.

8. Miscellaneous.

(a) Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

(b) The agreements contained in this Fourth Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect. This Fourth Amendment amends the Credit Agreement and is not a novation thereof.

(c) The headings of any paragraph of this Fourth Amendment are for convenience only and shall not be used to interpret any provision hereof.

(d) This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

(e) This Fourth Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This Fourth Amendment is a Loan Document.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Fourth Amendment to be duly executed by their duly authorized officers on the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andy Atchison
Title:	SVP & CFO

CO-BORROWERS

BENCOR CORPORATION OF AMERICA-
FOUNDATION SPECIALIST
COLLECTOR WELLS INTERNATIONAL, INC.
FENIX SUPPLY LLC
INLINER TECHNOLOGIES, LLC
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE HEAVY CIVIL, INC.
LAYNE INLINER, LLC
LAYNE TRANSPORT CO.
LINER PRODUCTS, LLC
REYNOLDS WATER ISLAMORADA, LLC
VIBRATION TECHNOLOGY, INC.
W.L. HAILEY & COMPANY, INC.

By:	/s/ Andrew T. Atchison
Name:	Andy Atchison
Title:	SVP & CFO

GUARANTORS

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
LAYNE INTERNATIONAL, LLC
LAYNE SOUTHWEST, INC.
MEADORS CONSTRUCTION CO., INC.
MID-CONTINENT DRILLING COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andy Atchison
Title:	SVP & CFO

[SIGNATURE PAGE TO FOURTH AMENDMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michael P. Henry
Name:	Michael P. Henry
Title:	Duly Authorized Signatory

JFIN BUSINESS CREDIT FUND I, LLC, as a Lender

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT]